Exhibit 4.1

Enrolment Form

Brookfield Property Partners’ Unitholder Distribution Reinvestment Plan

Please refer to the Plan before enrolling Copies are available online at: www.canstockta.com or www.brookfieldpropertypartners.com

To: CST Trust Company (“CST”)

I wish to enrol in Brookfield Property Partners’ Unitholder Distribution Reinvestment Plan (the “Plan”) in order to reinvest ☐ all or ☐ _____% of cash distributions received on Brookfield Property Partners’ L.P. Units (the “Units”). Where no preference is indicated, 100% of the cash distributions paid on all units registered in your name will be reinvested.

By signing this form, I request to be enrolled in the Plan, acknowledge that I have read the Plan document containing and describing the Plan and that my participation in the Plan will be subject to its terms and conditions. I also acknowledge that my enrolment in the Plan will remain in effect until I otherwise notify CST, in writing, in accordance with the Plan.

PLEASE PRINT CLEARLY – To avoid delays and ensure your enrolment, please complete all fields

First Unitholder Name:	Date of Birth (DD/MM/YYYY):	Occupation:
Second Unitholder Name (if applicable):	Date of Birth (DD/MM/YYYY):	Occupation:
Third Unitholder Name (if applicable):	Date of Birth (DD/MM/YYYY):	Occupation:

Address: (street number and name, apartment number or suite):

City:	Province/State:	Postal code:	Daytime Telephone: ( )

S.I.N. / T.I.N.:	Unitholder Account Number	Unitholder Email (optional):

Your Unitholder Account Number is located on your Brookfield Property Partners Distribution cheque.

Unitholder Signature	Second Unitholder Signature	Third Unitholder Signature	Date (DD/MM/YY)
	(if applicable)	(if applicable)

Please see reverse of form for instructions and additional information.

Instructions:

1.	IMPORTANT: If Units are held by a corporation, partnership, association, agency, estate or trust, this form must be signed by a duly authorized signing officer whose title must be provided. CST may require submission of satisfactory evidence of authority of the person executing the form.

2.	If Units are jointly held, all Unitholders must sign this form.

3.	Participation in the Plan is limited to Unitholders that are residents of Canada or the United States. Unitholders who are not residents of Canada or the United States may participate in the Plan provided that there are not any laws or governmental regulations that may limit or prohibit them from participating in the Plan.

4.	If your Units are held in more than one account, a separate enrolment form must be completed for each account that you wish to participate in the Plan.

5.	Non-registered beneficial holders (i.e., Unitholders who hold their Units through an intermediary, such as a financial institution, broker or other nominee) should consult with that Intermediary to determine the procedure for participation in the Plan.

6.	For inquiries, please contact CST Trust Company at 1-800-387-0825 or inquiries@canstockta.com.

7.	Once completed, please return the form to:

CST Trust Company

P.O. Box 4229

Station A

Toronto, ON M5W 0G1

Fax: 1-888-488-1416

Note:

CST is soliciting this information in compliance with the Plan and Anti-Money Laundering and Anti-Terrorist Financing legislation. All information will be held in accordance with our Privacy Policy located at http://www.canstockta.com/privacyPolicy.do